Exhibit 17.1

[via email]

From: "Mark Feldmesser" <mark@ffkcpa.com>
Date: April 9, 2010 6:47:02 PM EDT
To: <ryan.seddon@surgesolutionsgroup.com>
Subject: Resignation

Ryan
Please accept this email as my resignation from the Board of Directors of SSGI effective April 8, 2010.
Mark